UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 19, 2018

Date of Report (Date of earliest event reported)

Canbiola, Inc.

(Exact name of registrant as specified in its charter)

Florida	____333-208293_______	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-205-4751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                                                                                                Emerging growth company       X

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2018, the Company entered into a Production Agreement (the “Agreement”) with Pure Health Products, LLC, a New York limited liability company (“PHP”). Unless otherwise terminated or extended pursuant to the terms and conditions of the Agreement, the Agreement shall have a term of ten (10) years. Pursuant to the Agreement, PHP shall manufacture, package, and sell the Company’s proprietary Cannabidiol (“CBD”) infused products (the “Products”) on an exclusive basis. PHP shall not produce or manufacture any product containing any cannabis or hemp derivative for any person or entity other than the Company. The Company shall have the right, at any time, to monitor and review the practices and procedures of PHP in the production and packaging of the Products and to inspect the facility in which PHP performs such services (the “Facility”). The Company controls the ingredients, recipe, manufacturing processes and procedures and quality and taste parameters for all Products produced at the Facility.

The Company shall be responsible for all costs associated with manufacturing of the Products, at PHP’s cost, with no mark-up or margin due to PHP. The Company will separately pay all expenses incurred by PHP for the shipment and delivery of ordered Products, including without limitation freight charges, import duties and insurance premiums, and any federal and state excise taxes, which PHP may pass along to the Company if PHP pays such taxes in compliance with federal laws. The Company shall determine, in its sole discretion, the price at which it resells Products to the Company’s customers.

PHP may also white label / rebrand or relabel the Products pursuant to “white label agreements” entered into between the Company and third party customers.

The Company has granted PHP a non-exclusive, non-transferable, revocable right to use the “Canbiola” trademark (“Canbiola Mark”) solely on the Products ordered by the Company pursuant to the Agreement and associated packaging. PHP has warranted that the Products manufactured and sold by it will be free from defects in material and workmanship, and will substantially conform to the technical specifications provided by the Company in writing. The Company shall be responsible for any warranty it extends, either directly or indirectly, expressly or by operation of law, beyond the warranty expressly granted by PHP. PHP  is  not  responsible  for  (i)  damages  caused  by  the Company’s  failure  to  perform  its responsibilities or (ii) damages due to deterioration during extended periods of storage by the Company. PHP shall be responsible for all Product recalls.

Pursuant to the Agreement, the Company agreed to indemnify, defend and hold PHP harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) as a result of or arising from any representations or warranties made by the Company to customers or end users which (a) exceed the scope of the representations or warranties made by PHP to the Company; or (b) contradict the documentation and/or information made available to the Company by PHP regarding specifications, performance and intended use of the Products, provided that (i) PHP shall have promptly provided the Company written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii) the Company shall have sole control and authority with respect to the defense, settlement or compromise thereof. The Company acknowledges that PHP may perform its services pursuant to the Agreement through subsidiaries and the Company’s indemnification shall apply to all PHP subsidiaries, affiliates and agents providing services to the Company pursuant to this Agreement.

The Agreement otherwise contains standard representations and warranties. A copy of the Agreement is attached hereto.

On October 18, 2017, Canbiola, Inc. (the “Company”) filed a Current Report (the “October 18 Report”) announcing that it and RedDiamond Partners LLC, a Delaware limited liability company (“RedDiamond”), entered into a Securities Purchase Agreement (the “Agreement”). The October 18 Report is incorporated herein by reference. On January 19, 2018, the Company and RedDiamond entered into to an Amendment to Securities Purchase Agreement (the “Amendment”). Pursuant to the Amendment, RedDiamond agreed to purchase an additional 262,104 Series B Convertible Preferred Shares (the “Preferred Shares”) from the Company for $0.95 per share, for a total of $249,000. The purchase of the Preferred Shares, as contemplated by the Amendment, shall be made in three (3) equal monthly tranches so that RedDiamond shall pay the Company $83,000 and receive 87,368 Preferred Shares for each monthly tranche. A copy of the Amendment is attached hereto.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure regarding the Company’s sale of Preferred Shares to RedDiamond in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
99.1	RedDiamond Amendment to Securities Purchase Agreement
99.2	Pure Health Products Production Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canbiola, Inc.

Date: January 26, 2018	By:	___/s/ Marco Alfonsi________ Marco Alfonsi, CEO